Registration Statement No.333-285508
Filed Pursuant to Rule 433

Subject to Completion, dated September 12, 2025
Pricing Supplement to the Prospectus dated March 25, 2025,
the Prospectus Supplement dated March 25, 2025 and the Product Supplement dated March 25, 2025

US$ [ ]
Senior Medium-Term Notes, Series K
Autocallable Barrier Notes with Contingent Coupons due September 25, 2028
Linked to the Least Performing of the shares of Invesco QQQ TrustSM, Series 1 and the shares of Utilities Select Sector SPDR® Fund and the shares of VanEck® Semiconductor ETF

•	The notes are designed for investors who are seeking monthly contingent periodic interest payments (as described in more detail below), as well as a return of principal if the closing level of each of the shares of Invesco QQQ TrustSM, Series 1 and the shares of Utilities Select Sector SPDR® Fund and the shares of VanEck® Semiconductor ETF (each, a "Reference Asset" and, collectively, the "Reference Assets") on any quarterly Call Observation Date beginning in March 2026 is greater than 100% of its Initial Level (the “Call Level”). Investors should be willing to have their notes automatically redeemed prior to maturity, be willing to forego any potential to participate in the appreciation of the shares of the Reference Assets and be willing to lose some or all of their principal at maturity.
•	The notes will pay a Contingent Coupon on each Contingent Coupon Payment Date at the Contingent Interest Rate of 0.8792% per month (approximately 10.55% per annum) if the closing level of each Reference Asset on the applicable monthly Coupon Observation Date is greater than or equal to its Coupon Barrier Level. However, if the closing level of any Reference Asset is less than its Coupon Barrier Level on a Coupon Observation Date, the notes will not pay the Contingent Coupon for that Coupon Observation Date.
•	Beginning on March 20, 2026, if on any Call Observation Date, the closing level of each Reference Asset is greater than its Call Level, the notes will be automatically redeemed. On the following Contingent Coupon Payment Date (the “Call Settlement Date"), investors will receive their principal amount plus the Contingent Coupon otherwise due. After the notes are redeemed, investors will not receive any additional payments in respect of the notes.
•	The notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically redeemed, the payment at maturity will be based on the Final Level of each Reference Asset and whether the Final Level of any Reference Asset has declined from its Initial Level to below its Trigger Level on the Valuation Date (a “Trigger Event”), as described below.
•	If the notes are not automatically redeemed and a Trigger Event has occurred, investors will lose 1% of the principal amount for each 1% decrease in the level of the Least Performing Reference Asset from its Initial Level to its Final Level. In such a case, you will receive a cash amount at maturity that is less than the principal amount, together with the final Contingent Coupon, if payable.
•	Investing in the notes is not equivalent to a direct investment in the Reference Assets.
•	The notes will not be listed on any securities exchange.
•	All payments on the notes are subject to the credit risk of Bank of Montreal.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
•	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:1

Pricing Date:	September 19, 2025	Valuation Date:	September 20, 2028
Settlement Date:	September 24, 2025	Maturity Date:	September 25, 2028

1Expected. See “Key Terms of the Notes” below for additional details.

Specific Terms of the Notes:

Autocallable Number	Reference Assets	Ticker Symbol	Initial Level	Contingent Interest Rate	Coupon Barrier Level	Trigger Level	CUSIP	Principal Amount	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal[1]
5341	The shares of Invesco QQQ TrustSM, Series 1	QQQ	[ ]	0.8792% per month (approximately 10.55% per annum)	[ ], 70.00% of its Initial Level	[ ], 70.00% of its Initial Level	06376FFU8	[ ]	100%	Up to 2.90% [ ]	At least 97.10% [ ]
	The shares of Utilities Select Sector SPDR® Fund	XLU	[ ]		[ ], 70.00% of its Initial Level	[ ], 70.00% of its Initial Level
	The shares of VanEck® Semiconductor ETF	SMH	[ ]		[ ], 70.00% of its Initial Level	[ ], 70.00% of its Initial Level

1 The total “Agent’s Commission” and “Proceeds to Bank of Montreal” to be specified above will reflect the aggregate amounts at the time Bank of Montreal establishes its hedge positions on or prior to the Pricing Date, which may be variable and fluctuate depending on market conditions at such times. Certain dealers who purchased the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be between $971.00 and $1,000 per $1,000 in principal amount. We or one of our affiliates may also pay a referral fee to certain dealers in connection with the distribution of the notes.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-6 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $950.40 per $1,000 in principal amount. The estimated initial value of the notes on the Pricing Date may differ from this value but will not be less than $905.00 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Assets:	The shares of Invesco QQQ TrustSM, Series 1 (ticker symbol "QQQ") and the shares of Utilities Select Sector SPDR® Fund (ticker symbol "XLU") and the shares of VanEck® Semiconductor ETF (ticker symbol "SMH"). See "The Reference Assets" below for additional information.

Underlying Index:	With respect to the Invesco QQQ TrustSM, Series 1, the NASDAQ-100 Index®, and with respect to Utilities Select Sector SPDR® Fund, the Utilities Select Sector Index, and with respect to VanEck® Semiconductor ETF, the MVIS® US Listed Semiconductor 25 Index.

Contingent Coupons:	If the closing level of each Reference Asset on a Coupon Observation Date is greater than or equal to its Coupon Barrier Level, a Contingent Coupon will be paid on the corresponding Contingent Coupon Payment Date at the Contingent Interest Rate, subject to the automatic redemption feature.

Contingent Interest Rate:	0.8792% per month (approximately 10.55% per annum), if payable. Accordingly, each Contingent Coupon, if payable, will equal $8.792 for each $1,000 in principal amount.

Coupon Observation Dates:[1]	Three trading days prior to each scheduled Contingent Coupon Payment Date.

Contingent Coupon Payment Dates:[1]	Interest, if payable, will be paid on the 25th day of each month (or, if such day is not a business day, the next following business day), beginning on October 25, 2025 and ending on the Maturity Date, subject to the automatic redemption feature.

Automatic Redemption:	If, on any Call Observation Date, the closing level of each Reference Asset is greater than its Call Level, the notes will be automatically redeemed. No further amounts will be owed to you under the Notes.

Payment upon Automatic Redemption:	If the notes are automatically redeemed, then, on the Call Settlement Date, investors will receive their principal amount plus the Contingent Coupon otherwise due.

Call Observation Dates:[1]	Beginning on March 20, 2026, each Coupon Observation Date scheduled to occur in March, June, September, and December

Call Settlement Date:[1]	If the notes are automatically redeemed, the Contingent Coupon Payment Date immediately following the relevant Call Observation Date.

Payment at Maturity:

If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Reference Assets.

You will receive $1,000 for each $1,000 in principal amount of the note, unless a Trigger Event has occurred.

If a Trigger Event has occurred, you will receive at maturity, for each $1,000 in principal amount of your notes, a cash amount equal to:

$1,000 + [$1,000 x Percentage Change of the Least Performing Reference Asset]

This amount will be less than the principal amount of your notes, and may be zero.

You will also receive the final Contingent Coupon, if payable.

Trigger Event:[2]	A Trigger Event will be deemed to occur if the Final Level of any Reference Asset is less than its Trigger Level on the Valuation Date.

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change.

Percentage Change:	With respect to each Reference Asset, the quotient, expressed as a percentage, of the following formula: (Final Level - Initial Level) Initial Level

Initial Level:[2]	With respect to each Reference Asset, the closing level of that Reference Asset on the Pricing Date.

Coupon Barrier Level:[2]	With respect to each Reference Asset, 70.00% of its Initial Level.

Trigger Level:[2]	With respect to each Reference Asset, 70.00% of its Initial Level.

Call Level:[2]	With respect to each Reference Asset, 100% of its Initial Level.

Final Level:	With respect to each Reference Asset, the closing level of that Reference Asset on the Valuation Date.

Pricing Date:[1]	September 19, 2025

2

Settlement Date:[1]	September 24, 2025

Valuation Date:[1]	September 20, 2028

Maturity Date:[1]	September 25, 2028

Physical Delivery Amount:	We will only pay cash on the Maturity Date, and you will have no right to receive any shares of any Reference Asset.

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

1 Expected and subject to the occurrence of a market disruption event, as described in the accompanying product supplement. If we make any change to the expected Pricing Date and Settlement Date, the Contingent Coupon Payment Dates (and therefore the Coupon Observation Dates, Call Observation Dates and potential Call Settlement Dates), the Valuation Date and Maturity Date will be changed so that the stated term of the notes remains approximately the same.

2 As determined by the calculation agent and subject to adjustment in certain circumstances. See "General Terms of the Notes — Anti-dilution Adjustments to a Reference Asset that Is an Equity Security (Including Any ETF)" and "— Adjustments to a Reference Asset that Is an ETF" in the product supplement for additional information.

3

Additional Terms of the Notes

You should read this document together with the product supplement dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated March 25, 2025:
https://www.sec.gov/Archives/edgar/data/927971/000121465925004743/b324250424b2.htm

Prospectus supplement dated March 25, 2025 and prospectus dated March 25, 2025:
https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC's website at http://www.sec.gov. Alternatively, we will arrange to send to you the prospectus (as supplemented by the prospectus supplement and product supplement) if you request it by calling our agent toll-free at 1-877-369-5412.

4

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

•	Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. If the notes are not automatically redeemed, the payment at maturity will be based on the Final Level of each Reference Asset and whether a Trigger Event has occurred. If the Final Level of any Reference Asset is less than its Trigger Level, a Trigger Event will occur, and you will lose 1% of the principal amount for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level. In such a case, you will receive at maturity a cash payment that is less than the principal amount of the notes and may be zero. Accordingly, you could lose your entire investment in the notes.
•	You may not receive any Contingent Coupons with respect to your notes. — We will not necessarily make periodic interest payments on the notes. If the closing level of any Reference Asset on a Coupon Observation Date is less than its Coupon Barrier Level, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the closing level of a Reference Asset is less than its Coupon Barrier Level on each of the Coupon Observation Dates, we will not pay you any Contingent Coupons during the term of the notes, and you will not receive a positive return on the notes. Generally, this non-payment of any Contingent Coupons will coincide with a greater risk of principal loss on your notes.
•	Your notes are subject to automatic early redemption. — We will redeem the notes if the closing level of each Reference Asset on any Call Observation Date is greater than its Call Level. Following an automatic redemption, you will not receive any additional Contingent Coupons and may not be able to reinvest your proceeds in an investment with returns that are comparable to the notes. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
•	Your return on the notes is limited to the Contingent Coupons, if any, regardless of any appreciation in the value of any Reference Asset. — You will not receive a payment at maturity with a value greater than your principal amount plus the final Contingent Coupon, if payable. In addition, if the notes are automatically redeemed, you will not receive a payment greater than the principal amount plus the applicable Contingent Coupon, even if the Final Level of one or more Reference Assets exceeds its Call Level by a substantial amount. Accordingly, your maximum return on the applicable notes is limited to the potential return represented by the Contingent Coupons.
•	Whether you receive any Contingent Coupons and your payment at maturity may be determined solely by reference to the least performing Reference Asset, even if any other Reference Assets perform better. - We will only make each Contingent Coupon payment on the notes if the closing level of each Reference Asset on the applicable Observation Date exceeds the applicable Coupon Barrier, even if the values of any other Reference Assets have increased significantly. Similarly, if a Trigger Event occurs with respect to any Reference Asset and the Final Level of any Reference Asset is less than its Initial Level, your payment at maturity will be determined by reference to the performance of the Least Performing Reference Asset. Even if the levels of any other Reference Assets have appreciated in value over the term of the notes, or have experienced a decline that is less than that of the Least Performing Reference Asset, your return at maturity will only be determined by reference to the performance of the Least Performing Reference Asset if a Trigger Event occurs.
•	The payments on the notes will be determined by reference to each Reference Asset individually, not to a basket, and the payments on the notes will be based on the performance of the least performing Reference Asset. - Whether each Contingent Coupon is payable, and the payment at maturity if a Trigger Event occurs, will be determined only by reference to the performance of the least performing Reference Asset as of the applicable Observation Date and/or Valuation Date, regardless of the performance of any other Reference Assets. The notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket components, as scaled by the weighting of that basket component. However, in the case of the notes, the individual performance of each Reference Asset will not be combined, and the depreciation of one Reference Asset will not be mitigated by any appreciation of any other Reference Assets. Instead, your receipt of Contingent Coupon payments on the notes will depend on the value of each Reference Asset on each Observation Date, and your return at maturity will depend solely on the Final Level of the Least Performing Reference Asset if a Trigger Event occurs.
•	Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. The notes do not provide for fixed interest payments and you may not receive any Contingent Coupons over the term of the notes. Even if you do receive one or more Contingent Coupons and your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Reference Assets. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
•	A higher Contingent Interest Rate or lower Trigger Levels or Coupon Barrier Levels may reflect greater expected volatility of the Reference Assets, and greater expected volatility generally indicates an increased risk of loss at maturity. — The economic terms for the notes, including the Contingent Interest Rate, Coupon Barrier Levels and Trigger Levels, are based, in part, on the expected volatility of the Reference Assets at the time the terms of the notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of a Reference Asset. The greater the expected volatility of the Reference Assets as of the Pricing Date, the greater the expectation is as of that date that the closing level of a Reference Asset could be less than its Coupon Barrier Level on any Coupon Observation Date and that a Trigger Event could occur and, as a consequence, indicates an increased risk of not receiving a Contingent Coupon and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher Contingent Interest Rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower Trigger Levels and/or Coupon Barrier Levels than those terms on otherwise comparable securities. Therefore, a relatively higher Contingent Interest Rate may indicate an increased risk of loss. Further, relatively lower Trigger Levels and/or Coupon Barriers may not necessarily indicate that the notes have a greater likelihood of a return of principal at maturity and/or paying Contingent Coupons. You should be willing to accept the downside market risk of the Reference Assets and the potential to lose a significant portion or all of your initial investment.

5

Risks Related to the Reference Assets

•	Owning the notes is not the same as owning shares of the Reference Assets or a security directly linked to the Reference Assets. — The return on your notes will not reflect the return you would realize if you actually owned shares of the Reference Assets or a security directly linked to the performance of the Reference Assets and held that investment for a similar period. Your notes may trade quite differently from the Reference Assets. Changes in the level of a Reference Asset may not result in comparable changes in the market value of your notes. Even if the levels of the Reference Assets increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the levels of the Reference Assets increase. In addition, any dividends or other distributions paid on a Reference Asset will not be reflected in the amount payable on the notes.
•	You will not have any shareholder rights and will have no right to receive any shares of the Reference Assets (or any company included in a Reference Asset) at maturity. — Investing in your notes will not make you a holder of any shares of the Reference Assets or any securities held by the Reference Assets. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Reference Assets or such underlying securities.
•	No delivery of shares of the Reference Assets. — The notes will be payable only in cash. You should not invest in the notes if you seek to have the shares of a Reference Asset delivered to you at maturity.
•	Changes that affect an Underlying Index will affect the market value of the notes, whether the notes will be automatically redeemed, and the amount you will receive at maturity. — With respect to each Reference Asset, the policies of the applicable index sponsor concerning the calculation of the applicable Underlying Index, additions, deletions or substitutions of the components of the applicable Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Reference Asset and, therefore, could affect the share price of the Reference Asset, the amounts payable on the notes, whether the notes are automatically redeemed, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the applicable index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Underlying Index, or if the applicable index sponsor discontinues or suspends the calculation or publication of the applicable Underlying Index.
•	We have no affiliation with any index sponsor of any Underlying Index and will not be responsible for any index sponsor's actions. — The sponsors of the Underlying Indices are not our affiliates and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of any index sponsor , including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsors have no obligation of any sort with respect to the notes. Thus, the index sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to any index sponsor of any Underlying Index.
•	Adjustments to a Reference Asset could adversely affect the notes. — The sponsor and advisor of each Reference Asset is responsible for calculating and maintaining that Reference Asset. The sponsor and advisor of each Reference Asset can add, delete or substitute the stocks comprising that Reference Asset or make other methodological changes that could change the share price of the applicable Reference Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.
•	We and our affiliates do not have any affiliation with any applicable investment advisor or any Reference Asset Issuer and are not responsible for their public disclosure of information. — The investment advisor of each Reference Asset advises the issuer of the applicable Reference Asset (each, a “Reference Asset Issuer” and, collectively, the “Reference Asset Issuers”) on various matters, including matters relating to the policies, maintenance and calculation of the applicable Reference Asset. We and our affiliates are not affiliated with the investment advisor of any Reference Asset or any Reference Asset Issuer in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding the methods or policies relating to a Reference Asset. No investment advisor of a Reference Asset nor any Reference Asset Issuer is involved in the offerings of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to a Reference Asset that might affect the value of the notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about any investment advisor or any Reference Asset Issuer contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the Reference Asset Issuers.
•	The correlation between the performance of a Reference Asset and the performance of the applicable Underlying Index may be imperfect. — The performance of each Reference Asset is linked principally to the performance of the applicable Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on a Reference Asset may correlate imperfectly with the return on the applicable Underlying Index.
•	The Reference Assets are subject to management risks. — The Reference Assets are subject to management risk, which is the risk that the applicable investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the applicable investment advisor may invest a portion of a Reference Asset Issuer’s assets in securities not included in the relevant industry or sector but which the applicable investment advisor believes will help the applicable Reference Asset track the relevant industry or sector.
•	You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the prices of the Reference Assets or the prices of the securities held by the Reference Assets. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Reference Assets or these securities. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Reference Assets at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely on the views expressed by our affiliates.
Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

6

Risks Related to the Invesco QQQ TrustSM, Series 1

•	An investment in the notes is subject to risks associated with foreign securities markets. — The Invesco QQQ TrustSM, Series 1 tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Underlying Index of the Invesco QQQ TrustSM, Series 1 may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Risks Relating to the VanEck® Semiconductor ETF

•	An investment in the notes is subject to risks associated with the semiconductor production and equipment sector. — All or substantially all of the securities held by the VanEck® Semiconductor ETF are issued by companies whose primary line of business is directly associated with the semiconductor production and equipment sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. As product cycles shorten and manufacturing capacity increases, these companies may become increasingly subject to aggressive pricing, which hampers profitability. Semiconductor companies are vulnerable to wide fluctuations in securities prices due to rapid product obsolescence. Many semiconductor companies may not successfully introduce new products, develop and maintain a loyal customer base or achieve general market acceptance for their products, and failure to do so could have a material adverse effect on their business, results of operations and financial condition. Reduced demand for end-user products, underutilization of manufacturing capacity, and other factors could adversely impact the operating results of companies in the semiconductor production and equipment sector. Semiconductor companies typically face high capital costs and such companies may need additional financing, which may be difficult to obtain. They also may be subject to risks relating to research and development costs and the availability and price of components. Moreover, they may be heavily dependent on intellectual property rights and may be adversely affected by loss or impairment of those rights. Some of the companies involved in the semiconductor production and equipment sector are also engaged in other lines of business unrelated to the semiconductor business, and they may experience problems with these lines of business, which could adversely affect their operating results. The international operations of many semiconductor companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations, tariffs and trade disputes, competition from subsidized foreign competitors with lower production costs and other risks inherent to international business. The semiconductor production and equipment sector is highly cyclical, which may cause the operating results of many semiconductor companies to vary significantly. Companies in the semiconductor production and equipment sector also may be subject to competition from new market entrants. The stock prices of companies in the semiconductor production and equipment sector have been and will likely continue to be extremely volatile compared to the overall market. These factors could affect the semiconductor production and equipment sector and could affect the value of the securities held by the VanEck® Semiconductor ETF and the value of the VanEck® Semiconductor ETF during the term of the notes, which may adversely affect the value of your Securities.

Risks Related to the Utilities Select Sector SPDR® Fund

•	An investment in the notes is subject to risks associated with investments in securities with a concentration in the utilities sector. — All or substantially all of the securities tracked by the Utilities Select Sector SPDR® Fund are stocks of companies whose primary business is directly associated with the utilities sector. Because the value of the notes is linked to the performance of the Utilities Select Sector SPDR® Fund, an investment in the notes exposes investors to risks associated with investments in securities with a concentration in the utilities sector. Utility companies are affected by supply and demand, operating costs, government regulation, environmental factors, liabilities for environmental damage and general civil liabilities and rate caps or rate changes. Although rate changes of a regulated utility usually fluctuate in approximate correlation with financing costs, due to political and regulatory factors, rate changes ordinarily occur only following a delay after the changes in financing costs. This factor will tend to favorably affect a regulated utility company’s earnings and dividends in times of decreasing costs, but, conversely, will tend to adversely affect earnings and dividends when costs are rising. The value of regulated utility equity securities may tend to have an inverse relationship to the movement of interest rates. Certain utility companies have experienced full or partial deregulation in recent years. These utility companies are frequently more similar to industrial companies in that they are subject to greater competition and have been permitted by regulators to diversify outside of their original geographic regions and their traditional lines of business. These opportunities may permit certain utility companies to earn more than their traditional regulated rates of return. Some companies, however, may be forced to defend their core business and may be less profitable. In addition, natural disasters, terrorist attacks, government intervention or other factors may render a utility company’s equipment unusable or obsolete and negatively impact profitability. Among the risks that may affect utility companies are the following: risks of increases in fuel and other operating costs; the high cost of borrowing to finance capital construction during inflationary periods; restrictions on operations and increased costs and delays associated with compliance with environmental and nuclear safety regulations; and the difficulties involved in obtaining natural gas for resale or fuel for generating electricity at reasonable prices. Other risks include those related to the construction and operation of nuclear power plants, the effects of energy conservation and the effects of regulatory changes. The value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the utilities sector than a different investment linked to securities of a more broadly diversified group of issuers.

General Risk Factors

•	Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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•	Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Reference Assets or the securities held by a Reference Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Reference Assets and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Assets. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.
•	Our initial estimated value of the notes will be lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes will exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include any underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations. The initial estimated value of the notes may be as low as the amount indicated on the cover page hereof.
•	Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is, and our estimated value as determined on the Pricing Date will be, derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Reference Assets, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.
•	The terms of the notes are not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.
•	Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of any underwriting discount and selling concessions, and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.
•	Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.
•	Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling shares of the Reference Assets or securities held by the Reference Assets, futures or options relating to the Reference Assets or securities held by the Reference Assets or other derivative instruments with returns linked or related to changes in the performance on the Reference Assets or securities held by the Reference Assets. We or our affiliates may also trade in the Reference Assets, such securities, or instruments related to the Reference Assets or such securities from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.
•	Many economic and market factors will influence the value of the notes. — In addition to the levels of the Reference Assets and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.
•	Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described herein.
The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
Please read carefully the section entitled "U.S. Federal Tax Information" herein, the section entitled "Supplemental Tax Considerations–Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments on a note at maturity, assuming that the notes are not automatically redeemed. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of $100.00, a hypothetical Trigger Level of $70.00 for each Reference Asset (70.00% of the hypothetical Initial Level), a hypothetical Call Level of $100.00 (100.00% of the hypothetical Initial Level), a range of hypothetical Final Levels and the effect on the payment at maturity .

The hypothetical examples shown below are intended to help you understand the terms of the notes. If the notes are not automatically redeemed, the actual cash amount that you will receive at maturity will depend upon the Final Level of the Least Performing Reference Asset. If the notes are automatically redeemed prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, the principal amount plus the applicable Contingent Coupon.

As discussed in more detail above, your total return on the notes will also depend on the number of Contingent Coupon Dates on which the Contingent Coupon is payable. It is possible that the only payments on your notes will be the payment, if any, due at maturity. The payment at maturity will not exceed the principal amount, and may be significantly less.

Hypothetical Final Level of the Least Performing Reference Asset	Hypothetical Final Level of the Least Performing Reference Asset Expressed as a Percentage of its Initial Level	Payment at Maturity (Excluding Coupons)
$200.00	200.00%	$1,000.00
$180.00	180.00%	$1,000.00
$160.00	160.00%	$1,000.00
$140.00	140.00%	$1,000.00
$120.00	120.00%	$1,000.00
$100.00	100.00%	$1,000.00
$90.00	90.00%	$1,000.00
$80.00	80.00%	$1,000.00
$70.00	70.00%	$1,000.00
$69.99	69.99%	$699.90
$60.00	60.00%	$600.00
$40.00	40.00%	$400.00
$20.00	20.00%	$200.00
$0.00	0.00%	$0.00

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U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid contingent income-bearing derivative contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as pre-paid contingent income-bearing derivative contracts in respect of the Reference Assets for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in the accompanying product supplement under "Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Notes Treated as Investment Units Consisting of a Debt Portion and a Put Option, as Pre-Paid Contingent Income-Bearing Derivative Contracts, or as Pre-Paid Derivative Contracts—Notes Treated as Pre-Paid Contingent Income-Bearing Derivative Contracts," which applies to the notes.

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Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM, which will not exceed the commission set forth on the cover page. We or one of our affiliates may also pay a referral fee to certain dealers in connection with the distribution of the notes.

Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document. Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

We will deliver the notes on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of the notes and to reject orders in whole or in part. You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Assets or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use the final pricing supplement relating to the notes in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use the final pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, the final pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) any underwriting discount and the selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided herein do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

British Virgin Islands. The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related documents shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Cayman Islands. Pursuant to the Companies Law (as amended) of the Cayman Islands, no invitation may be made to the public in the Cayman Islands to subscribe for the notes by or on behalf of the issuer unless at the time of such invitation the issuer is listed on the Cayman Islands Stock Exchange. The issuer is not presently listed on the Cayman Islands Stock Exchange and, accordingly, no invitation to the public in the Cayman Islands is to be made by the issuer (or by any dealer on its behalf). No such invitation is made to the public in the Cayman Islands hereby.

Dominican Republic. Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Israel. This pricing supplement is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the notes offered hereunder. The notes cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended.

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No action will be taken in Israel that would permit an offering of the notes or the distribution of any offering document or any other material to the public in Israel. In particular, no offering document or other material has been reviewed or approved by the Israel Securities Authority. Any material provided to an offeree in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by us or the selling agents.

Nothing in this pricing supplement or any other offering material relating to the notes, should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any note. The purchase of any note will be based on an investor’s own understanding, for the investor’s own benefit and for the investor’s own account and not with the aim or intention of distributing or offering to other parties. In purchasing the notes, each investor declares that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the notes, without relying on any of the materials provided.

Mexico. The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the related documents may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Switzerland. This pricing supplement is not intended to constitute an offer or solicitation to purchase or invest in any notes. Neither this pricing supplement nor any other offering or marketing material relating to the notes constitutes a prospectus compliant with the requirements of articles 35 et seq. of the Swiss Financial Services Act ("FinSA")) for a public offering of the notes in Switzerland and no such prospectus has been or will be prepared for or in connection with the offering of the notes in Switzerland.

Neither this pricing supplement nor any other offering or marketing material relating to the notes has been or will be filed with or approved by a Swiss review body (Prüfstelle). No application has been or is intended to be made to admit the notes to trading on any trading venue (SIX Swiss Exchange or on any other exchange or any multilateral trading facility) in Switzerland. Neither this pricing supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of FinSA except (i) in any circumstances falling within the exemptions to prepare a prospectus listed in article 36 para. 1 FinSA or (ii) where such offer does not qualify as a public offer in Switzerland, provided always that no offer of notes shall require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect to such offer and that such offer shall comply with the additional restrictions set out below (if applicable). The Issuer has not authorised and does not authorise any offer of notes which would require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect of such offer. For purposes of this provision "public offer" shall have the meaning as such term is understood pursuant to article 3 lit. g and h FinSA and the Swiss Financial Services Ordinance ("FinSO").

The notes do not constitute participations in a collective investment scheme within the meaning of the Swiss Collective Investment Schemes Act. They are not subject to the approval of, or supervision by, the Swiss Financial Market Supervisory Authority ("FINMA"), and investors in the notes will not benefit from protection under CISA or supervision by FINMA.

Prohibition of Offer to Private Clients in Switzerland - No Key Information Document pursuant to article 58 FinSA (Basisinformationsblatt für Finanzinstrumente) or equivalent document under foreign law pursuant to article 59 para. 2 FinSA has been or will be prepared in relation to the notes. Therefore, the following additional restriction applies: Notes qualifying as "debt securities with a derivative character" pursuant to article 86 para. 2 FinSO may not be offered within the meaning of article 58 para. 1 FinSA, and neither this pricing supplement nor any other offering or marketing material relating to such notes may be made available, to any retail client (Privatkunde) within the meaning of FinSA in Switzerland.

The notes may also be sold in the following jurisdictions, provided, in each case, any sales are made in accordance with all applicable laws in such jurisdiction:

•	Barbados
•	Bermuda

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Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes on the date hereof, and that will be set forth on the cover page of the final pricing supplement relating to the notes, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and
•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date will be determined based on the market conditions on the Pricing Date.

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The Reference Assets

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with any Reference Asset Issuer and the Reference Asset Issuers will have no obligations with respect to the notes. This document relates only to the notes and does not relate to the shares of the Reference Assets or any securities included in any Underlying Index. Neither we nor any of our affiliates participates in the preparation of the publicly available documents described below. Neither we nor any of our affiliates has made any due diligence inquiry with respect to the Reference Assets in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described below and that would affect the trading price of the shares of the Reference Assets, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Assets could affect the price of the shares of the Reference Assets on each Coupon Observation Date, on each Call Observation Date and on the Valuation Date, and therefore could affect the payments on the notes.

The selection of a Reference Asset is not a recommendation to buy or sell the shares of that Reference Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Reference Assets. Information provided to or filed with the SEC under the Exchange Act and the Investment Company Act of 1940 relating to the Reference Assets may be obtained through the SEC’s website at http://www.sec.gov.

We encourage you to review recent levels of the Reference Assets prior to making an investment decision with respect to the notes.

The Invesco QQQSM Trust, Series 1 (“QQQ”)

The Invesco QQQSM Trust, Series 1 is a unit investment trust designed to generally correspond to the price and yield performance of the NASDAQ-100® Index. The Invesco QQQSM Trust, Series 1 will, under most circumstances, consist of all of stocks in the NASDAQ-100® Index. The NASDAQ-100® Index includes 100 of the largest domestic and international nonfinancial companies listed on the Nasdaq Stock Market based on market capitalization. The Invesco QQQSM Trust, Series 1 and the NASDAQ-100® Index are rebalanced quarterly and reconstituted annually. The Invesco QQQSM Trust, Series 1’s sponsor is Invesco Capital Management LLC. Shares of the Invesco QQQSM Trust, Series 1 are listed on the Nasdaq Stock Market under the ticker symbol “QQQ.”

The NASDAQ-100® Index

The NASDAQ-100 Index® is a modified market capitalization-weighted index of 100 of the largest stocks of both U.S. and non-U.S. non-financial companies listed on The NASDAQ Stock Market based on market capitalization. It does not contain securities of financial companies, including investment companies. The NASDAQ-100 Index® which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 250.00. On January 1, 1994, the base index value was reset to 125.00. The NASDAQ-100 Index® composition is reviewed on an annual basis in December. Nasdaq, Inc. publishes the NASDAQ-100 Index®. Current information regarding the market value of the Nasdaq-100 Index® is available from Nasdaq, Inc. as well as numerous market information services.

The share weights of the component securities of the Nasdaq-100 Index® at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the NASDAQ-100 Index® is directly proportional to the value of its share weight.

Index Calculation

At any moment in time, the level of the NASDAQ-100 Index® equals the aggregate value of the then-current share weights of each of the component securities, which are based on the total shares outstanding of each such component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market (which may be the official closing price published by The NASDAQ Stock Market), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported level of the NASDAQ-100 Index®. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for reporting purposes.

Underlying Stock Eligibility Criteria and Annual Ranking Review

Initial Eligibility Criteria

To be eligible for initial inclusion in the NASDAQ-100 Index®, a security must be listed on The NASDAQ Stock Market and meet the following criteria:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market;

•	the security must be issued by a non-financial company (any industry other than financials) according to the Industry Classification Benchmark (ICB);

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must generally be a common stocks, ordinary shares, American Depositary Receipts (ADRs), or tracking stock (closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interests, warrants, units and other derivative securities are not included in the NASDAQ-100 Index®, nor are the securities of investment companies). Companies organized as Real Estate Investment Trusts (“REITs”) are not eligible for index inclusion. If the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the "issuer" are references to the underlying security and the total shares outstanding (“TSO”) is the actual depositary shares outstanding as reported by the depositary banks;

•	the security must have a three-month average daily trading volume of at least 200,000 shares;

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•	if the security is issued by an issuer organized under the laws of a jurisdiction outside the United States, it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement that would make it ineligible for index inclusion and where the transaction is imminent as determined by the Index Management Committee;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•	the issuer of the security must have “seasoned” on the NASDAQ Stock Market or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing).

Continued Eligibility Criteria

•	In addition, to be eligible for continued inclusion in the NASDAQ-100 Index® the following criteria apply:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market;

•	the security must be issued by a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares in the previous three-month trading period as measured annually during the ranking review process described below;

•	if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then such security must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States, as measured annually during the ranking review process;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement that would likely result in the security no longer being eligible;

•	the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ-100 Index® at each month-end. In the event that a company does not meet this criterion for two consecutive month-ends, it will be removed from the NASDAQ-100 Index® effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

These eligibility criteria may be revised from time to time by Nasdaq, Inc. without regard to the notes.

Annual Ranking Review

The component securities are evaluated on an annual basis (the “Ranking Review”), except under extraordinary circumstances, which may result in an interim evaluation, as follows. Securities that meet the applicable eligibility criteria are ranked by market value. Eligible securities that are already in the NASDAQ-100 Index® and that are ranked in the top 100 eligible securities (based on market capitalization) are retained in the NASDAQ-100 Index®. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review or was added to the NASDAQ-100 Index® subsequent to the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those eligible securities not currently in the NASDAQ-100 Index® that have the largest market capitalization. The data used in the ranking includes end of October market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year other than the Ranking Review, a component security is determined by NASDAQ OMX to become ineligible for continued inclusion in the NASDAQ-100 Index®, the security will be replaced with the largest market capitalization security meeting the eligibility criteria listed above and not currently included in the NASDAQ-100 Index®. Issuers that are added as a result of a spin-off are not replaced until after they have been included in a reconstitution.

Index Maintenance

In addition to the Ranking Review, the securities NASDAQ-100 Index® are monitored every day by Nasdaq, Inc. with respect to changes in total shares outstanding arising from corporate events, such as stock dividends, stock splits and certain spin-offs and rights issuances. Nasdaq, Inc. has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 10%, that change will be made to the NASDAQ-100 Index® as soon as practical, normally within ten days of such corporate action. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December.

In either case, the share weights for those component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in those securities. Ordinarily, whenever there is a change in the share weights, a change in a component security, or a change to the price of a component security due to spin-off, rights issuances or special cash dividends, Nasdaq, Inc. adjusts the divisor to ensure that there is no discontinuity in the level of the NASDAQ-100 Index® that might otherwise be caused by any of those changes. All changes will be announced in advance.

Index Rebalancing

Under the methodology employed, on a quarterly basis coinciding with Nasdaq, Inc.’s quarterly scheduled weight adjustment procedures, the component securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NASDAQ-100 Index® (i.e., as a 100-stock index, the average percentage weight in the NASDAQ-100 Index® is 1%).

This quarterly examination will result in an index rebalancing if it is determined that: (1) the current weight of the single largest market capitalization component security is greater than 24% or (2) the “collective weight” of those component securities, the individual current weights of which are in excess of 4.5%, when added together, exceed 48%. In addition, Nasdaq, Inc. may conduct a special rebalancing at any time if it is determined to be necessary to maintain the integrity of the NASDAQ-100 Index®.

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If either one or both of these weight distribution requirements are met upon quarterly review, or Nasdaq, Inc. determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest component security exceeds 24%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by enough of an amount for the adjusted weight of the single largest component security to be set to 20%. Second, relating to weight distribution requirement (2) above, for those component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by just enough amount for the “collective weight,” so adjusted, to be set to 40%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor, reduced in relation to each stock’s relative ranking among the Small Stocks, such that the smaller the component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NASDAQ-100 Index®.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor, reduced in relation to each stock’s relative ranking among the Small Stocks, such that, once again, the smaller the component stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each of the component securities are set, the share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NASDAQ-100 Index® at the close of trading on the last day in February, May, August and November. Changes to the share weights will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor will be made to ensure continuity of the NASDAQ-100 Index®.

Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current share weights. However, Nasdaq, Inc. may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the component securities. In those instances, Nasdaq, Inc. would announce the different basis for rebalancing prior to its implementation.

The Utilities Select Sector SPDR® Fund (“XLU”)

The Utilities Select Sector SPDR® Fund is an investment portfolio managed by SSgA Funds Management, Inc. (“SSFM”), the investment adviser to the Utilities Select Sector SPDR® Fund. The Utilities Select Sector SPDR® Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the utilities sector, as represented by the Utilities Select Sector Index. Information about the Select Sector SPDR® Trust can be found by reference to its SEC file numbers 333-57791 and 811-08837. Shares of the Utilities Select Sector SPDR® Fund are listed on the NYSE Arca under the ticker symbol “XLU.”

The Utilities Select Sector Index

The Utilities Select Sector Index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the SPX and are involved in the utilities industry. The Utilities Select Sector Index is one of the eleven Select Sector sub-indices of the SPX, each of which we refer to as a “Select Sector Index.”

The Index is also sponsored and compiled by S&P DJI. S&P DJI determines the composition of the Index and relative weightings of the securities in the Index based on the Index methodology (as the “Index Compilation Agent”). S&P DJI also publishes information regarding the market value of the Index (as the “Index Provider”). S&P DJI is not affiliated with the Fund or the Adviser. The composition and weighting of the stocks included in the Utilities Select Sector Index will likely differ from the composition and weighting of stocks included in any similar Select Sector Index that is published and disseminated by S&P. S&P’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the SPX which is determined, composed and calculated by S&P without regard to the Index Compilation Agent.

The Select Sector Indices

Construction, Maintenance and Calculation of The Select Sector Indices:

The Select Sector Index is developed and maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) has been selected from the universe of companies defined by the SPX.

•	Each stock in the SPX is allocated to one and only one of the Select Sector Indices.

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•	The Index Compilation Agent assigns each constituent stock of the S&P 500 Index to a Select Sector Index based on the Global Industry Classification Standard (“GICS”). S&P DJI has sole control over the removal of stocks from the S&P 500 and the selection of replacement stocks to be added to the S&P 500.

•	Each Select Sector Index is calculated using a base-weighted aggregate methodology; that means the level of the Select Sector Index reflects the total market value of all of its Component Stocks relative to a particular base period. Statisticians refer to this type of index, one with a set of combined variables (such as price and number of shares), as a composite index.

•	Each Select Sector Index is calculated using the same methodology utilized by S&P DJI in calculating the SPX, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the “Index Divisor.”

•	Each Select Sector Index is weighted, on a quarterly basis, based on the float-adjusted market capitalization of each of the Component Stocks, subject to the following asset diversification requirements: (i) the market capitalization-based weighted value of any single Component Stock measured with prices as of the reference date and membership, shares outstanding and investable weight factors as of the rebalancing effective date may not exceed 25% of the total value of its respective Select Sector Index; and (ii) the sum of the constituent stocks with weight greater than 4.8% cannot exceed 50% of the total Index weight.

•	Rebalancing the Select Sector Indices to meet the asset diversification requirements will be the responsibility of S&P. If on the second Friday of any calendar quarter-end month (a “Quarterly Qualification Date”), a Component Stock (or two or more Component Stocks) approaches the maximum allowable value limits set forth above (the “Asset Diversification Limits”), the percentage that such Component Stock (or Component Stocks) represents in the Select Sector Index will be reduced and the market capitalization-based weighted value of such Component Stock (or Component Stocks) will be redistributed across the Component Stocks that do not closely approach the Asset Diversification Limits in accordance with the following methodology: First, each Component Stock that exceeds 24% of the total value of the Select Sector Index will be reduced to 23% of the total value of the Select Sector Index and the excess amount will be redistributed proportionally across the remaining Component Stocks that each represent less than 23% of the total value of the Select Sector Index. If as a result of this redistribution, another Component Stock then exceeds 23%, the redistribution will be repeated as necessary until no company breaches the 23% weight cap. Second, if the sum of Component Stocks that each exceed 4.8% of the total value of the Select Sector Index exceeds 50% of the total value of the Index, the Component Stocks will be ranked in descending order of their float-adjusted market capitalization, and the first Component Stock to cause the 50% limit to be breached will be reduced to 4.5% and the excess amount will be distributed proportionally across all remaining Component Stocks that represent less than 4.5% of the total value of the Select Sector Index. This redistribution process will be repeated as necessary until at least 50% of the value of the Select Sector Index is accounted for by Component Stocks representing no more than 4.8% of the total value of the Select Sector Index. If necessary, this reallocation process may take place more than once to ensure that the Select Sector Index and the Select Sector SPDR Fund portfolio based upon it conform to the requirements for qualification of the Select Sector SPDR Fund as a regulated investment company (“RIC”), under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

This occurs at the closing prices of the second Friday of March, June, September and December and becomes effective after the market close on the third Friday of March, June, September and December.

If, on the second to last business day of March, June, September, or December a company has a weight greater than 24% or the sum of the companies with weights greater than 4.8% exceeds 50%, a secondary rebalancing will be triggered with the rebalancing effective date being after the close of the last business day of the month. This secondary rebalancing will use the closing prices as of the second to last business day of March, June, September, or December, and membership, shares outstanding, and investable weight factors as of the rebalancing effective date.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies the index calculation agent that a Component Stock’s Select Sector Index assignment should be changed, the index calculation agent will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently. Component Stocks removed from and added to the SPX will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the SPX insofar as practicable.

The VanEck® Semiconductor ETF (“SMH”)

The VanEck® Semiconductor ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Semiconductor 25 Index. Information about the VanEck® Semiconductor ETF filed with the SEC can be found by reference to its SEC file numbers: 333-123257 and 811-10325 or its CIK Code: 0001137360. Shares of the VanEck® Semiconductor ETF are listed on the NYSE Arca under ticker symbol "SMH."

The MVIS® US Listed Semiconductor 25 Index

The MVIS® US Listed Semiconductor 25 Index is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from semiconductors. This includes companies engaged primarily in the production of semiconductors and semiconductor equipment. The MVIS® US Listed Semiconductor 25 Index was launched on August 12, 2011 with a base index value of 1,000 as of September 29, 2000. The MVIS® US Listed Semiconductor 25 Index is reported by Bloomberg L.P. under the ticker symbol “MVSMH.”

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All information contained in this document regarding the MVIS® US Listed Semiconductor 25 Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. This information reflects the policies of, and is subject to change by, MarketVector Indexes GmbH (“MVIS”). The MVIS® US Listed Semiconductor 25 Index was developed by MVIS and is maintained and published by MVIS. The MVIS® US Listed Semiconductor 25 Index is calculated by Solactive AG. MVIS has no obligation to continue to publish, and may discontinue publication of, the MVIS® US Listed Semiconductor 25 Index.

Only companies with a free float (or shares available to foreign investors) of 5% or more for existing index components or 10% or more for new components are eligible for inclusion in the MVIS® US Listed Semiconductor 25 Index. In addition, stocks that are currently not in the MVIS® US Listed Semiconductor 25 Index must meet the following size and liquidity requirements:

•	a full market capitalization exceeding US$150 million;

•	a three-month average-daily-trading volume of at least US$1 million at the current review and also at the previous two reviews; and

•	at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.

For stocks already in the MVIS® US Listed Semiconductor 25 Index the following applies:

•	a full market capitalization exceeding US$75 million;

•	a three-month average-daily-trading volume of at least US$0.2 million in at least two of the latest three quarters (current review and also at the previous two reviews); and

•	a three-month average-daily-trading volume of at least US$0.6 million at current review or at one of the previous two reviews; or at least 200,000 shares traded per month over the last six months at the current review or at one of the previous two reviews.

In case the number of investable stocks drops below the minimum component number for the MVIS® US Listed Semiconductor 25 Index, additional companies are flagged eligible by MVIS’s decision until the number of eligible stocks equals the minimum component count.

Only one share line of each company is eligible. In case more than one share line fulfills the above size and liquidity rules, only the largest share line by free float market capitalization is eligible. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide for a different share line.

In case the free float market capitalization of a non-component share line:

•	exceeds the free float market capitalization of a share line of the same company which is an index component by at least 25%; and

•	fulfills all size and liquidity eligibility criteria for non-components,

the current component share line will be replaced by the larger one. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide to keep the current share line instead.

The MVIS® US Listed Semiconductor 25 Index Constituent Selection

The MVIS® US Listed Semiconductor 25 Index is reviewed on a semi-annual basis in March and September. The target coverage is 25 companies from the investable universe that are U.S. exchange-listed companies that derive at least 50% (25% for current components) of their revenues from semiconductors. The constituents of the MVIS® US Listed Semiconductor 25 Index are selected using the following procedure:

1)	The largest 50 stocks (by full market capitalization) from the investable universe that are U.S. exchange-listed companies that derive at least 50% (25% for current components) of their revenues from the relevant sector or sectors for that MVIS US Listed 25 Index qualify.

2)	The 50 stocks are ranked in two different ways — by free float market capitalization in descending order (the largest company receives rank “1”) and then by three-month average-dailytrading volume in descending order (the most liquid company receives rank “1”). These two ranks are added up.

3)	The 50 stocks are then ranked by the sum of their two ranks in Step 2 in ascending order. If two companies have the same sum of ranks, the larger company is placed on top.

a.	Initially, the highest ranked 25 companies made up the relevant MVIS US Listed 25 Index.

b.	On-going, a 10-40 buffer is applied: the highest ranked 10 companies qualify. The remaining 15 companies are selected from the highest ranked remaining current index components ranked between 11 and 40. If the number of selected companies is still below 25, then the highest ranked remaining stocks are selected until 25 companies have been selected.

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In addition to the periodic reviews, The MVIS® US Listed Semiconductor 25 Index is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the index components.

The Utilities Select Sector SPDR® Fund (“XLU”)

The Utilities Select Sector SPDR® Fund (the “XLU”) is an investment portfolio managed by SSgA Funds Management, Inc. (“SSFM”), the investment adviser to the XLU. The XLU is an exchange-traded fund that trades on the NYSE Arca, Inc. ("NYSE Arca") under the ticker symbol “XLU.”

Information provided to or filed with the SEC by the Select Sector SPDR® Trust can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov.

Investment Objective

The XLU seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the utilities sector, as represented by the Utilities Select Sector Index (the “IXU”). The IXU measures the performance of the utilities sector of the U.S. equity market and includes companies in the following industries: electric utilities; water utilities; multi-utilities; independent power producers and energy traders; and gas utilities. The returns of the XLU may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Investment Strategy — Replication

The XLU pursues the indexing strategy of “replication” in attempting to approximate the performance of IXU. The XLU will generally invest in substantially all of the equity securities included in the IXU in approximately the same proportions as the IXU. There may, however, be instances where SSFM may choose to overweight another stock in the IXU, purchase securities not included in the IXU that SSFM believes are appropriate to substitute for a security included in the IXU or utilize various combinations of other available investment techniques in seeking to track accurately the IXU. The XLU will normally invest at least 95% of its total assets in common stocks that comprise the IXU. The XLU  may invest its remaining assets in money market instruments (including repurchase contracts). Swaps, options and futures contracts (and convertible securities and structured notes) may be used by the XLU in seeking performance that corresponds to the IXU and managing cash flows. SSFM anticipates that, under normal circumstances, it may take several business days for additions and deletions to the SPX to be reflected in the portfolio composition of the XLU. The Board of Trustees of the Select Sector SPDR® Trust may change the XLU’s investment strategy and other policies without shareholder approval.

Correlation

 The IXU is a theoretical financial calculation, while the XLU is an actual investment portfolio. The performance of the XLU and the IXU will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The XLU, using a replication strategy, can be expected to have a lesser tracking error than a fund using representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in a tracking index.

The Utilities Select Sector Index

The IXU is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the SPX and are involved in the utilities industry. The IXU is one of the eleven Select Sector sub-indices of the SPX, each of which we refer to as a “Select Sector Index.”

The Index is also sponsored and compiled by S&P DJI. S&P DJI determines the composition of the Index and relative weightings of the securities in the Index based on the Index methodology (as the “Index Compilation Agent”). S&P DJI also publishes information regarding the market value of the Index (as the “Index Provider”). S&P DJI is not affiliated with the Fund or the Adviser. The composition and weighting of the stocks included in the IXU will likely differ from the composition and weighting of stocks included in any similar Select Sector Index that is published and disseminated by S&P. S&P’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the SPX which is determined, composed and calculated by S&P without regard to the Index Compilation Agent.

The Select Sector Indices

Construction, Maintenance and Calculation of The Select Sector Indices:

 The Select Sector Index is developed and maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) has been selected from the universe of companies defined by the SPX.

•	Each stock in the SPX is allocated to one and only one of the Select Sector Indices.

•	The Index Compilation Agent assigns each constituent stock of the S&P 500 Index to a Select Sector Index based on the Global Industry Classification Standard (“GICS”). S&P DJI has sole control over the removal of stocks from the S&P 500 and the selection of replacement stocks to be added to the S&P 500.

•	Each Select Sector Index is calculated using a base-weighted aggregate methodology; that means the level of the Select Sector Index reflects the total market value of all of its Component Stocks relative to a particular base period. Statisticians refer to this type of index, one with a set of combined variables (such as price and number of shares), as a composite index.

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•	Each Select Sector Index is calculated using the same methodology utilized by S&P DJI in calculating the SPX, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the “Index Divisor.”

•	Each Select Sector Index is weighted, on a quarterly basis, based on the float-adjusted market capitalization of each of the Component Stocks, subject to the following asset diversification requirements: (i) the market capitalization-based weighted value of any single Component Stock measured with prices as of the reference date and membership, shares outstanding and investable weight factors as of the rebalancing effective date may not exceed 25% of the total value of its respective Select Sector Index; and (ii) the sum of the constituent stocks with weight greater than 4.8% cannot exceed 50% of the total Index weight.

•	Rebalancing the Select Sector Indices to meet the asset diversification requirements will be the responsibility of S&P. If on the second Friday of any calendar quarter-end month (a “Quarterly Qualification Date”), a Component Stock (or two or more Component Stocks) approaches the maximum allowable value limits set forth above (the “Asset Diversification Limits”), the percentage that such Component Stock (or Component Stocks) represents in the Select Sector Index will be reduced and the market capitalization-based weighted value of such Component Stock (or Component Stocks) will be redistributed across the Component Stocks that do not closely approach the Asset Diversification Limits in accordance with the following methodology: First, each Component Stock that exceeds 24% of the total value of the Select Sector Index will be reduced to 23% of the total value of the Select Sector Index and the excess amount will be redistributed proportionally across the remaining Component Stocks that each represent less than 23% of the total value of the Select Sector Index. If as a result of this redistribution, another Component Stock then exceeds 23%, the redistribution will be repeated as necessary until no company breaches the 23% weight cap. Second, if the sum of Component Stocks that each exceed 4.8% of the total value of the Select Sector Index exceeds 50% of the total value of the Index, the Component Stocks will be ranked in descending order of their float-adjusted market capitalization, and the first Component Stock to cause the 50% limit to be breached will be reduced to 4.5% and the excess amount will be distributed proportionally across all remaining Component Stocks that represent less than 4.5% of the total value of the Select Sector Index. This redistribution process will be repeated as necessary until at least 50% of the value of the Select Sector Index is accounted for by Component Stocks representing no more than 4.8% of the total value of the Select Sector Index. If necessary, this reallocation process may take place more than once to ensure that the Select Sector Index and the Select Sector SPDR Fund portfolio based upon it conform to the requirements for qualification of the Select Sector SPDR Fund as a regulated investment company (“RIC”), under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

This occurs at the closing prices of the second Friday of March, June, September and December and becomes effective after the market close on the third Friday of March, June, September and December.

If, on the second to last business day of March, June, September, or December a company has a weight greater than 24% or the sum of the companies with weights greater than 4.8% exceeds 50%, a secondary rebalancing will be triggered with the rebalancing effective date being after the close of the last business day of the month. This secondary rebalancing will use the closing prices as of the second to last business day of March, June, September, or December, and membership, shares outstanding, and investable weight factors as of the rebalancing effective date.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies the index calculation agent that a Component Stock’s Select Sector Index assignment should be changed, the index calculation agent will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently. Component Stocks removed from and added to the SPX will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the SPX insofar as practicable.

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